UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2008

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Kansas City Southern ("KCS") is filing this Current Report on Form 8-K to disclose that its business has been negatively impacted by general economic and industry conditions. As a result of the weakness in the U.S. and global economy, carload and unit volumes have declined across most of KCS's commodity groups in the current quarter. The declining volume trend is expected to continue through the end of 2008 and will have an adverse effect on fourth quarter results. As a result, KCS will not generate double-digit revenue growth for the fiscal year ended December 31, 2008. KCS currently expects that revenues for the quarter ending December 31, 2008 will be approximately 5% below its revenues of $460.3 million for the same quarterly period in 2007 and that the operating ratio will be approximately 79%.

As previously disclosed in KCS's Form 10-Q for the quarterly period ended September 30, 2008, fluctuations in the exchange rate of the Mexican peso against the U.S. dollar can have a significant non-cash impact on KCS's earnings per share. During the fourth quarter of 2008, the value of the Mexican peso against the U.S. dollar has continued to decline and will most likely result in a negative charge to KCS' diluted earnings per share as of December 31, 2008 greater than the negative charge to KCS's third quarter diluted earnings per share.

In light of the current economic conditions, KCS has taken measures to reduce planned capital spending and other expenditures for the first six months of 2009. These changes are intended to achieve positive free cash flow during that six month period (free cash flow is defined as cash flow from operations less cash used for capital expenditures and other investment activities). The 2009 capital plan includes a resumption of capital spending for growth opportunities in the second half of 2009. In the event that general economic and industry conditions during the second half of 2009 do not improve, KCS intends to make further reductions to its 2009 capital spending plan to achieve positive free cash flow.

NOTE: This Form 8-K contains forward looking statements and information that are based upon beliefs of, and information currently available to, the KCS's management as well as estimates and assumptions made by the KCS's management. Forward-looking statements are only our current expectations and are based on our management's beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those identified under the section entitled "Risk Factors" in KCS's Annual Report on Form 10-K for the year ended December 31, 2007. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

December 12, 2008	By:	/s/ Michael W. Upchurch

Name: Michael W. Upchurch
Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer)